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                                                                    EXHIBIT 10.3


Press Release

TeamStaff, Inc. and BrightLane.com, Inc. Finish Due Diligence; TeamStaff Pays Off $3.6 Million FINOVA Loan

SOMERSET, N.J.--(BUSINESS WIRE)--April 16, 2001--TeamStaff, Inc. (NASDAQ: TSTF - news) a leading national Professional Employer Organization (PEO) and BrightLane.com, Inc. jointly announced today that the parties have finished their due diligence and disclosure schedules, obtained investment banking opinions as to the fairness of the terms of the transaction and received final Board authorizations to complete the proposed merger of BrightLane and TeamStaff.

         Under the terms of the executed definitive agreement, both parties had 20 days from the March 6, 2001 effective date to complete the above requirements. After a week's extension, both parties completed their responsibilities on Friday, March 30. The parties are proceeding to prepare and file with the SEC their Joint Proxy Statement in order to schedule their respective shareholders' meetings, expected to occur in July.

         In a related transaction completed April 12th, BrightLane purchased $3.5 million in newly created TeamStaff Series A Convertible Preferred Stock in order to allow TeamStaff to retire the $3.6 million outstanding debt incurred from the April 7, 2000 acquisition of the Synadyne assets of Outsource International, Inc. This early paydown allowed TeamStaff to save approximately $475,000 in reduced interest and other expenses charged by its financial lender. Under the terms of its agreement with FINOVA Capital Corporation (FINOVA), the Company will save $325,000 (part of the $475,000) in fees if it retires all its other remaining debt with FINOVA by September 30, 2001. As part of its loan agreement with FINOVA, the Company had incurred a $500,000 success fee when the Synadyne loan entered its second loan year on April 7, 2001. The Company will take a $175,000 pre-tax charge to earnings in the third Fiscal quarter to account for the success fee required to be paid prior to retiring the debt. For the quarter, this will only represent an increase in interest expense of $50,000 since the Company would have normally been amortizing the $500,000 fee each quarter. The Company estimates that it will consummate the merger with BrightLane in July, which will allow it to retire all its debt with FINOVA. As part of this investment by BrightLane, the Company has lowered the $16.5 million in cash required by BrightLane to have at closing by approximately $3.9 million to account for the funds advanced for the Preferred Stock investment, to allow them credit for FINOVA fees the Company saved plus BrightLane's lost interest income on the funds and various expenses.

         The Series A Preferred Stock is convertible into TeamStaff Common Stock by BrightLane only if the merger is not consummated prior to September 30th or if the parties terminate the agreement prior to such time. The Preferred Stock may not be convertible into more than 1,500,000 shares of TeamStaff Common Stock and is convertible at the rate of 70% of the TeamStaff Common Stock Market Price at the time of conversion. Upon the completion of the merger with BrightLane the Preferred Stock will be retired.

         TeamStaff's President and Chief Executive Officer Donald W. Kappauf commented,
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"this transaction will allow the Company to save almost one half million dollars and is a great example of how the two organizations are already working together towards the common good of the consolidated entity. This combination of organizations, I believe, will be highly successful in the future."

         (The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause results to differ materially are: (i) regulatory and tax developments; (ii) changes in TeamStaff's direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure; (iv) TeamStaff's ability to effectively implement its eBusiness strategy; (v) the effectiveness of TeamStaff's sales and marketing efforts, including the company's marketing agreements with other companies; and (vi) changes in the competitive environments in the PEO industry. These factors are described in further detail in TeamStaff's filings with the Securities and Exchange Commission.)

Contact:
     Team Staff, Inc., Somerset
     Donald W. Kappauf, President & CEO
     Donald T. Kelly, Vice President & CFO
     732/748-1700
      or
     Cameron Associates, New York
     Clarence A. McGowan, 212/245-8800